UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 16, 2018
TEAM, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (281) 331-6154
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Amerino Gatti as CEO; Resignation of Gary Yesavage as Interim CEO

On January 16, 2018, Team, Inc. (“we,” “our,” “us” or the “Company”) announced that the Board of Directors of the Company (the “Board”) has appointed Amerino Gatti as the Chief Executive Officer of the Company effective January 24, 2018. The Company also announced that it expanded the size of the Board from six to seven members and that Mr. Gatti will join the Board on January 24, 2018. Gary Yesavage will resign as Interim Chief Executive Officer effective January 24, 2018 and will remain on the Board. The press release announcing Mr. Gatti’s appointment is attached hereto as Exhibit 99.1.

Mr. Gatti, age 47, served from May 2016 until October 2017 as Production Group President at Schlumberger. Prior to assuming the Production Group President role, Mr. Gatti served in a variety of management positions of progressing leadership responsibility at Schlumberger, including president of Well Services, vice president of the Production Group for North America; VP & General Manager – Qatar GeoMarket; vice president Sand Management Services; and vice president marketing and sales for North America. Earlier in his Schlumberger career, Mr. Gatti held field operations, engineering and human resources positions in Canada, the Gulf of Mexico, Saudi Arabia, Kuwait, Bahrain and Pakistan. He began his career with Schlumberger in 1992 as a field engineer in well services operations in Canada. Mr. Gatti holds a mechanical engineering degree from the University of Alberta, Canada.

In connection with his appointment as Chief Executive Officer, the Company and Mr. Gatti entered into an offer letter, the material terms of which are as follows:

Base Salary:	$850,000
Annual Bonus:	Target of 100% of base salary; maximum opportunity of 200% of base salary
2018 Annual Equity Award:
2018 long-term incentive opportunity of $1,050,000, consisting of (i) performance stock units with a grant date fair value of $650,000, with performance metrics measured over a 2-year performance period, and (ii) time-based restricted stock units with a grant date fair value of $400,000, which will vest ratably over a 4-year period

Initial Performance Share Award:
One-time restricted stock unit award covering 350,000 shares of Company common stock (the “Initial Award”). The Initial Award will vest upon achievement of the following stock price milestones prior to the fifth anniversary of the date of grant (but in no event will any portion of the award vest prior to the first anniversary of the grant date), subject to Mr. Gatti’s continued employment with the Company through the date on which each applicable milestone is achieved:
•    20% upon achievement of a Company stock price of $20
•    20% upon achievement of a Company stock price of $25

• 20% upon achievement of a Company stock price of $30 • 20% upon achievement of a Company stock price of $35 • 20% upon achievement of a Company stock price of $40
Severance Benefits:
Mr. Gatti will be eligible to participate in the Company’s severance policy (which includes customary non-compete and release requirements), as in effect from time to time. Upon a termination of Mr. Gatti’s employment without cause or for good reason, any then unvested service-based equity awards granted in 2018 or 2019 will vest, subject to Mr. Gatti’s execution and non-revocation of a release of claims and agreement of non-competition.

The foregoing description of the offer letter and the Initial Award does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter and the agreement governing the Initial Award filed herewith as Exhibits 10.1 and 10.2, respectively.

No family relationships exist between Mr. Gatti and any of the Company’s other directors or executive officers. There are no arrangements between Mr. Gatti and any other person pursuant to which Mr. Gatti was appointed as Chief Executive Officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Gatti has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Approval of Specified Interim CEO Compensation

Upon his appointment as interim CEO, the Board granted Mr. Yesavage 14,815 performance restricted stock units, the vesting of which would be determined based on the Board’s assessment of Mr. Yesavage’s performance as interim Chief Executive Officer. Based on its assessment, the Board has approved the vesting of all 14,815 of the performance restricted stock units. In addition, the board awarded Mr. Yesavage a one-time cash bonus of $200,000 in recognition of his extraordinary contributions in the role of Interim Chief Executive Officer.

Item 9.01 Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit Number	Description
10.1	Offer Letter, dated January 15, 2018, between TEAM, Inc. and Amerino Gatti
10.2	Form of Performance Unit Award Agreement between TEAM, Inc. and Amerino Gatti
99.1	Team, Inc.’s Press Release issued January 16, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.
By:	/s/ André C. Bouchard
André C. Bouchard
Executive Vice President - Administration, Chief Legal Officer and Secretary
Dated: January 16, 2018